Exhibit 10.12

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 9th day of May, 2012 (the “Effective Date”) between NEWINGTON-BERLIN RETAIL, LLC a limited liability company organized under the laws of the State of Connecticut, whose address is c/o Mr. David A. Stern, Realm Realty Company, 900 Town & Country Lane, Suite 210, Houston, Texas 77024 (hereinafter, "Seller"), and Inland Real Estate Acquisitions, Inc., an Illinois corporation (hereinafter, "Purchaser").

W I T N E S S E T H :

WHEREAS, Seller owns several parcels of land constituting a part of shopping center located in Newington, Connecticut, as shown on the Plan and known as the “Newington Fair Shopping Center” (the "Shopping Center"); including the Seller Parcels, and Seller wishes to sell and Purchaser wishes to purchase the Seller Parcels, on the terms herein provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. DEFINITIONS. For this Agreement, the following expressions shall have the meanings hereinafter set forth.

1.01 “ANICO Consent Date” means the date on which Seller notifies Purchaser that ANICO has granted its consent to the consummation of the transactions contemplated by this Agreement, as noted in Section 16.

1.02 "Closing Date" means the date on which Closing of the Seller Parcels occurs. "Closing" means the event whereby title to the applicable Parcel is actually conveyed by Seller to Purchaser or Purchaser's designee.

1.03 "Deposit" means a Initial Escrow Deposit in the amount of Two Hundred Thousand and 00/100 ($200,000.00) U.S. Dollars, plus if this Agreement is not terminated prior to the end of the Inspection Period, an additional deposit of $100,000.00 (together any interest earned thereon).

1.04 “Development Agreement” means the Development Agreement between Seller and Sam’s East, Inc. dated April 19, 2007, as reflected in the Memorandum of Development Agreement recorded in Volume 1932, Page 724 of the Newington Land Records.

1.05 “Environmental Reports” means the Phase I Environmental Site Assessment, Project 010-13453-00 dated March 7, 2006 prepared by LFR, Inc., an Environmental Site Assessment report of ATC Associates, dated November 27, 2000, and the Phase I Environmental Assessment Project No. 010-13453-00 dated March 7, 2006 by ADAM Associates.

1.06 "Escrow Agent" means Chicago Title Insurance Company Hartford, CT Office (Attention: Denise Zinolli), 10 Columbus Boulevard, Hartford, CT 06106, Phone (860) 249-1661, Fax (860) 246-9484, Email:  Denise.Zinolli@ctt.com.

1.07 “Hazardous Materials” means any substance or substances: (i) the presence of which requires investigation or remediation under any federal, state or local statue, regulation, ordinance, order, action, policy or law; or (ii) which is or becomes defined as a "hazardous waste," hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Connecticut or any political subdivision thereof.

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1.08 “Improvements” means all buildings, roadways, parking lots, drainage facilities and other improvements and constructions on the Seller Parcels.

1.09 "Inspection Period" means a period of time expiring at the close of business on the thirtieth (30th) business day following the ANICO Consent Date, unless extended as provided in Section 12.2.

1.10 “LA Fitness Lease” means that certain Lease between Seller as landlord and L.A. Fitness International, LLC, as tenant, dated March 23, 2007, as evidenced by Memorandum of Lease dated as of March 3, 2007 recorded in Volume 1941 Page 576 of the Newington Land Records.

1.11 “Master ECR” means the Supplement Easements with Covenants and Restrictions Affecting Land dated January 4, 2008 by and between Seller, Newington Gross, LLC, recorded in Volume 1958, Page 503-616 of the Newington Land Records.

1.12 "Permitted Exceptions" means the Master ECR, the Sam’s ECR, the rights of tenants, as tenants only, under the Space Leases, the use restrictions contained in the Space Leases, and those certain title and survey exceptions set forth in the survey or the title commitment to be received by Purchaser, which Purchaser shall have approved or be deemed to have waived its objections pursuant to Article 7.

1.13 "Personal Property" means any furniture, furnishings, tools, equipment, supplies (consumable and otherwise) and any other movable property (if any) located at and used in connection with the operation of the Seller Parcels which are at Closing owned by Seller; the files which are in the possession of Seller and are required for the efficient operation of the retail operations on the Seller Parcels, including sepias, drawings, surveys, plans and specifications; and all licenses, permits, certificates of occupancy (or local equivalent) in the possession of or available to Seller, and Seller’s rights and interests (if any) in any trade names for the Shopping Center

1.14 "Property" means all of Seller's rights and interest in the Seller Parcels, any Personal Property, all of Seller’s interest in the Space Leases and Seller’s interest as landlord in and to the Space Leases and all the other assets with respect to the Seller’s Parcel described in Article 2.

1.15 "Plan" means the drawing attached as Exhibit 1, as the same may be modified to reflect final as-built improvements, approved by Purchaser.

1.16 "Real Estate" means the land leased to Sam’s Club and the other land included in the Seller Parcels, all easements, privileges, rights of way, riparian rights, lands underlying any adjacent streets and roads, and any appurtenances pertaining to or accruing to the benefit of the Seller Parcels, and all of the buildings, building fixtures and equipment (including permanent shopping center signs), and other improvements constructed thereon.

1.17 “REAs” mean the Sam’s Club ECR and the Master ECR.

1.18 “Reimbursable Costs” shall have the meaning provided in Section 6.3.

1.19 “Sam’s Club Lease” means that certain Ground Lease between Newington-Berlin Retail, LLC, as landlord, and Sam’s East, Inc., as tenant, dated October 25, 2006; as amended by First Amendment to Ground Lease dated March 29, 2007; as further amended by Second Amendment to Ground Lease dated April 19, 2007; as evidenced by Memorandum of Lease dated effective October 25, 2007, and recorded in Book 1982, Page 662 of the Newington Land Records.

1.20 “Sam’s ECR” means that certain Easements with Covenants and Restrictions Affecting Land between Seller and Sam’s East, Inc. dated April 19, 2007 and recorded on April 19, 2007 in Volume 1932 at Page 614 of the Newington Land Records.

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1.21 “Seller Parcels” means the Real Estate and the tracts of land legally described on Exhibit 2 attached hereto, together with all Improvements thereon, and all easements appurtenant thereto. The Seller Parcels include, without limitation, all rights of Seller and the owner of the Seller Property under the Sam’s Club ECR and the Master ECR.

1.22 "Service Contracts" means, all written or oral agreements (including purchase orders) accepted by Purchaser and pursuant to which goods, services, supplies or other items are furnished on a continuing basis for the operation of the Seller Parcels. A list of such existing Service Contracts as of the date hereof is attached hereto as Exhibit 4.

1.23 “Shopping Center” means the Seller’s Parcels, together with the adjacent retail shopping center currently owned by Newington Gross, LLC, which jointly operate under the name “Newington Fair Shopping Center”.

1.24 “Sign Lease” means that certain Lease Agreement between YSI VI, LLC (successor-in-interest to P J B Storage, Inc.), as landlord and Newington-Berlin Retail, LLC (successor-in-interest to King Realty Associates, LLC), as tenant dated August 4, 1994; as evidenced by Notice of Lease recorded on August 29, 1994 at Volume 998, Page 160 of the Newington Land Records; as affected by Ratification and Confirmation of Lease dated effective October 25, 2006.

1.25 "Space Lease(s)" means all tenant space lease(s), including the Sam’s Club Lease and the L.A. Fitness Lease, license(s), concessions or other occupancy or use agreements, including all modifications, addenda and supplements thereto and guarantees there, applicable to any part of the Seller Parcels. All existing Space Leases of as of the date hereof are listed on Exhibit 3. The Space Leases shall not include any other lease involving a tenant whose leased building is located outside the Seller Parcels and who may have rights of access and used under the Master ECR with respect to the Seller Parcels.

2. SALE AND PURCHASE.

2.1 Agreement to Purchase and Sell. Seller agrees to sell, convey, assign and transfer to Purchaser, and Purchaser agrees to purchase and acquire from Seller, subject to the Permitted Exceptions, and the waivers contained herein, all of Seller's right, title and interest in and to the following: (a) the Real Estate included in the Seller Parcels, (b) the Personal Property (if any) in connection with the Seller Parcels, (c) the Space Leases of the Seller Parcels and any deposits in connection therewith, (d) all rights of Seller under the Sign Lease, (e) all permits, authorizations, approvals, certificates of occupancy or licenses in connection with the operation of the retail operations on the Seller Parcels, or the construction of improvements on the Seller Parcels, if assignable, (f) all appurtenances and hereditaments appertaining to the Seller Parcels, (g) all proceeds or awards made or to be made to Seller for the Seller Parcels or any part thereof by reason of a casualty or a taking by eminent domain or in lieu thereof, and (h) any guarantees or warranties relating to such Real Estate or Personal Property to extent transferable.

2.2 Extract of Purchase Agreement. In connection with the execution of this Agreement, at Purchaser’s request, Seller and Purchaser shall execute an extract of this Agreement, in form and substance acceptable to Purchaser and Seller, which shall be recorded at Purchaser’s expense in the Newington Land Deed records.

3. PURCHASE PRICE. The "Purchase Price" for the Seller Parcels and other Property is Seventeen Million Five Hundred Thousand and no Dollars ($17,500,000.00). At Closing, Purchaser shall pay Seller the Purchase Price (less the credit due Purchaser for the Deposit pursuant to Section 4.1 and subject to proration as provided herein), by wire transfer (in which event Seller shall furnish Purchaser with complete wire transfer instructions (including mortgagee payment instructions) at least three (3) days prior to Closing). Purchaser may elect to wire transfer to Escrow Agent the entire amount of the Purchase Price less closing prorations and receive a refund of the entire Deposit upon completion of the Closing.

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4. DEPOSIT.

4.1 Within three (3) business days after the Effective Date, Purchaser agrees to deliver to Escrow Agent (as hereinafter defined) an escrow deposit in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (such amount, together with interest earned thereon, the “Initial Escrow Deposit”, together with all supplements thereto, including but not limited to the Additional Deposit, and all accrued interest, as hereinafter defined, the “Escrow Deposit”) in immediately available funds to Escrow Agent, which Escrow Deposit shall be held in a segregated escrow account. In the event that the Escrow Agent does not receive the Initial Escrow Deposit from Purchaser as aforesaid, this Agreement shall be null and void and neither party shall have any rights or obligations hereunder. Unless otherwise instructed by Seller and Purchaser, Escrow Agent is authorized and shall place the Escrow Deposit in a segregated account at a financial institution whose account are insured by an agency of the federal government and the interest earned on such funds shall be paid or credited to the party entitled to receive the Escrow Deposit under the terms of the Contract. In the event of any dispute between Seller and Purchaser concerning disbursement of the Escrow Deposit, the Escrow Agent shall be authorized to file an interpleader proceeding in Cook County, Illinois state courts of jurisdiction or such other venue as may be approved by all claimants, and the disposition of such funds shall be determined in accordance with such proceeding, and the Escrow Agent shall be released of all further liability with respect to such Escrow Deposit. The Escrow Deposit shall be applied to the Purchase Price if the Closing occurs. All investment decisions to invest the Deposit in another manner shall be made jointly by Purchaser and Seller. If no Closing occurs, all interest or dividends earned (if any) shall be paid to the party entitled to the escrowed proceeds, which party shall pay any income taxes thereon. The parties shall furnish the Escrow Agent with their respective tax identification numbers. At the Closing all interest or dividends earned on the Deposit shall be credited to Purchaser. All escrow fees, if any, charged by Escrow Agent shall be equally shared by Seller and Purchaser.

4.2 Prior to Closing on the Seller Parcels, Escrow Agent shall hold the Deposit as set forth in Section 4.1 unless (i) Escrow Agent receives notice from Purchaser terminating this Agreement during the Inspection Period pursuant to Section 5.4.1, in which event Escrow Agent shall forthwith return the Deposit including all interest earned thereon (if any) to Purchaser without requirement of notifying Seller as provided in (ii) below, and without regard to any objection of Seller; or (ii) with regard to all situations other than in (i) above, unless either Seller or Purchaser makes a written demand upon Escrow Agent for the Deposit accompanied by an affidavit signed by the party making the demand stating sufficient facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement. Upon receipt of such demand, Escrow Agent shall give five (5) days written notice to the other party of such demand and of Escrow Agent's intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit. If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit. If, however, Escrow Agent actually receives written objection from the other party before the proposed date on which the Deposit is to be remitted (other than a release with respect to subsection (i) of this Section 4.2, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Seller and Purchaser or until a final judgment of an appropriate court. In the event of such dispute, Escrow Agent may deposit the Deposit with the Cook County Circuit Court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit.

4.3 The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the faithful performance of Escrow Agent's duties hereunder. Escrow Agent is acting solely as an escrow agent hereunder with respect to the Deposit, and not as a title insurance agent.

4.4 Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

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4.5 If Closing of the Seller Parcels does not take place solely due to of Purchaser's default under this Agreement, the Deposit together with any interest thereon shall be given and/or paid to Seller as liquidated damages for the failure of Purchaser to purchase the Seller Parcels. The receipt of these damages shall be Seller's sole and exclusive remedy and satisfaction for such failure to purchase the Seller Parcels by Purchaser; and upon such receipt, all obligations of Seller and Purchaser with respect to the purchase and sale of the Seller Parcels shall terminate, and the parties will have no further obligations to each other hereunder (other than obligations which survive termination of this Agreement). If Closing on the Seller Parcels shall occur, the Deposit and all interest earned thereon shall be applied to the Purchase Price for the Seller Parcels. If either party brings an action to recover the Deposit, the non-prevailing party shall (notwithstanding the "exclusive remedies" language set forth in this paragraph) pay the prevailing party's reasonable legal fees, disbursements and court costs expended to obtain a judgment. If Closing does not occur as a result of the default of Seller, and this Agreement has not been terminated with respect to the Property, then Purchaser shall, at its option, have the right to specific performance in addition to all remedies at law and in equity that Purchaser may have.

5. MANAGEMENT AND CONDITIONS PRIOR TO CLOSING.

5.1 Until Closing on the Seller Parcels, Seller shall at its own expense, materially comply with all its obligations under all Space Leases, the REAs, and Service Contracts with respect to the Seller Parcels. Seller shall operate the portion of the Shopping Center on the Seller Parcels in a manner consistent with good practice and in accordance with applicable federal, state and local laws, ordinances and requirements and Seller shall maintain the Real Estate and the Personal Property on the Seller Parcels in the same condition as on the date hereof, reasonable wear and tear excepted, and shall keep the same (or cause the same to be kept) fully insured against fire and extended coverage. Prior to the sale of the Seller Parcels to Purchaser, Seller shall perform its obligations as owner and landlord and pay (subject to its right to tenant reimbursement) the costs for all maintenance, landscaping, snow removal and other activities that are required to be performed by Seller under the Space Leases of the Seller Parcels and the REAs. Seller shall not solicit or negotiate to sell the Seller Parcels while this Agreement remains in effect.

5.1.1 Seller also covenants and agrees that, prior to Closing on the Seller Parcels, it shall not take any of the following actions with respect to the Seller Parcels without the prior written consent of Purchaser not to be unreasonably withheld: (a) effect or permit any change in any of the Space Leases (other than as permitted herein to reflect minor immaterial changes to actual square footage of any tenant’s premises) or Service Contracts or REAs; (b) renew or extend the term of any Service Contract or Space Lease; (c) enter into any new Space Lease or Service Contract or cancel or terminate any Space Lease or Service Contract; (d) enter into, extend or modify any other agreement affecting the Property the term of which would extend beyond the Closing or which would impose any burden on or harm to Purchaser; (e) institute any tax certiorari proceeding or any other litigation or action or proceeding (other than in connection with the protection or assertion of rights under this Agreement); (f) unless required in connection with the performance of its obligations under the Space Leases, modify any Improvements, or (g) cancel or modify any insurance policies. In the event that Purchaser’s approval is necessary, Purchaser shall provide such approval or disapproval within ten (10) Business Days of receipt from Seller of a complete copy of the proposed lease, agreement or contract and any guaranty that may be executed in connection therewith, together with such other information as may be necessary in order for Purchaser to evaluate such request, and if Purchaser fails to respond within ten (10) Business Days Purchaser shall be deemed to approve the proposed lease, agreement or contract. Seller will not apply any security deposit or draw down any letter of credit pursuant to any Space Lease without the prior written consent of Purchaser.

5.2 Except as otherwise stated to the contrary in this Agreement, Purchaser shall at Closing accept the Property in AS IS physical condition on the date of Closing. In accordance with the foregoing, Purchaser acknowledges that the sale shall be made without any warranties or representations by Seller with respect to the condition of the Property or any of its components, parts or contents or with respect to fitness of the Property or any of its components, parts or contents for any particular or intended use, purpose or condition, except as expressly provided herein.

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5.3 Seller agrees that: (a) on and after the date hereof, Purchaser and its designated representatives shall have access to the Seller Parcels for the purpose of making engineering, survey or other inspections and independent investigations and in connection therewith Purchaser shall use reasonable efforts to not unreasonably interfere with any operations under the Space Leases or REAs; and (b) Seller will provide Purchaser promptly and without charge with other relevant or necessary information within its possession or reasonable control with respect to the Seller Parcels, including (without limitation) full and accurate copies of Space Leases, Service Contracts, REAs, title information or instruments, and books and operating records of the Shopping Center and all other diligence items contained on the list attached as Schedule 5.3. Purchaser agrees to hold Seller harmless from any personal injury or property damage caused by Purchaser or its designated representatives on the Shopping Center in doing any testing, inspections or surveys.

5.4 Purchaser shall have the Inspection Period within which to inspect and examine the Real Estate and Personal Property; the Space Leases and Service Contracts for the Seller Parcels, the REAs, the Development Agreement, and Landlord's correspondence files regarding such Space Leases and Service Contracts, REAs and Development Agreement.

5.4.1 In the event that during the Inspection Period, Purchaser, in its sole and exclusive judgment, determines not to purchase the Seller Parcels for any reason or for no reason, then, by written notice to Seller provided on or prior to the last day of the Inspection Period, Purchaser shall have the right to cancel and terminate this Agreement without liability to Purchaser, other than the provisions herein that expressly survive termination, by so sending notice to Seller on or prior to such day. Termination of this Agreement with respect to the Seller Parcels shall have the consequences provided in Section 5.4.2.

5.4.2 If Purchaser elects to terminate this Agreement pursuant to Section 5.4.1, Purchaser shall have the unconditional right to demand return of the Deposit. Upon return of the Deposit to Purchaser pursuant to the provisions of Section 4.2, all rights and obligations of the parties to each other with respect to the Property shall terminate, other than the obligations under this Agreement which expressly survive termination.

5.4.3 In the event Purchaser does not cancel and terminate this Agreement prior to the end of the Inspection Period, this Agreement shall remain in full force and effect. In such an event, Purchaser shall deposit with the Escrow Agent an additional $100,000.00 (the “Additional Deposit”) no later than one business day following the end of the Inspection Period, and the Deposit, including the Additional Deposit, shall thereafter become “hard” and non-refundable to Purchaser, save and except for Seller’s default, and in such other instances as provided for in this Agreement. The Additional Deposit shall be held by the Escrow Agent along with the Initial Escrow Deposit as otherwise provided for in Section 4 of this Agreement.

5.4.4 If Purchaser cancels and terminates this Agreement for any reason other than a Seller default, all non-public information obtained by Purchaser from Seller shall be kept confidential, except to the extent disclosure is required pursuant to applicable law, regulation or court proceeding and except to the extent disclosed to lenders, partners, consultants, attorneys and other professionals that are obligated to maintain the confidentiality of such information The identity of the constituent members or owners of an interest in Purchaser shall be kept confidential, except to the extent disclosure is required pursuant to applicable law, regulation or court proceeding and except to the extent disclosed to lenders, partners, consultants, attorneys and other professionals that are obligated to maintain the confidentiality of such information.

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6. ADJUSTMENTS AND PRORATIONS. All prorations will be computed as of the day before the Closing Date (“Proration Date”) so that Purchaser shall receive the benefit of the rent and be responsible for the expenses of the Property as of the Proration Date. At least five (5) days prior to the Closing Date, Seller shall provide to Purchaser a reconciliation, on a tenant by tenant basis, of all rents (as defined below) for the Property for the current year. The term “Rents,” as used in this Agreement, shall include any and all payments due to Seller under the applicable Space Leases from tenants under the applicable Space Leases, including, but not limited to, pass-through charges for real estate taxes, property insurance and common area maintenance charges. Notwithstanding anything to the contrary contained herein, the obligations of Purchaser and Seller in this Section 6 shall survive Closing. Prior to Closing, Seller shall have performed (and settled) all reconciliations with tenants under the Space Leases for all years prior to the year of the Closing.

6.1 No arrearages of Rents for months prior to the month in which the Proration Date occurs will be prorated. Provided that Seller has provided Purchaser with full, complete and correct documentary support for all Rent arrearages, Purchaser shall make reasonable commercial efforts (not including resorting to litigation, termination or recovery of possession) at Seller’s expense to collect such Rent arrearages and upon receipt thereof shall pay such amounts to Seller. Any amounts collected from any tenant having an unpaid Rent balance as of the Closing shall be applied in the manner indicated by the tenant on its payment, and if none is indicated, then first to Purchaser for amounts currently owing, then to the month of Closing, adjusted between Seller and Purchaser, then to Purchaser for Rents delinquent as of the date of collection and accruing after the Closing, and then to Seller to the extent of arrearages of Rent prior to Closing.

6.2 Base rent under the Space Leases prepaid for any time after the Proration Date and security deposits will be credited to Purchaser at Closing. Any letters of credits shall be transferred to Purchaser with all transfer fees paid by Seller.

6.3 CAM, Insurance and Other Reimbursable Charges (Tenant Pass Through Items). Prior to Closing, Seller has paid or will pay various operating expenses relating to the Property such as insurance and common area maintenance costs (collectively, “Reimbursable Costs”), for which it is entitled to be reimbursed by the tenants under the terms of the Space Leases. Each tenant under its respective Space Lease may have made one or more monthly or other periodic installment payments in partial satisfaction of their portion of the Reimbursable Costs for the current year, as well as in partial satisfaction of their obligation to reimburse the landlord for real estate taxes (“CAM, Insurance and Tax Payments”). The parties agree that Seller will provide to Purchaser at Closing a summary of all CAM, Insurance and Tax Payments received by Seller and all Reimbursable Costs incurred and paid by Seller prior to the Closing Date. Seller will receive a credit, or debit, as applicable, based on the total CAM, Insurance and Tax Payments actually received by it, and the sum of Reimbursable Costs (a) actually paid by Seller (which shall include insurance premiums, less the credits received by Seller for cancelling its policies as of the Closing Date) for the period on and before the Closing Date or (b) accrued by Seller (but not yet paid by Seller) for the month of Closing. Seller will forward to Purchaser on the Closing any unpaid invoices and statements that by mutual agreement are to be paid by Purchaser following Closing. Adjustments for tax payments shall be in accordance with Section 6.4 below. Purchaser shall be entitled to retain all CAM Payments and Tax Payments made on or after the Closing Date. Within ninety (90) days of the Closing Date, Seller will provide Purchaser with reasonable supporting documentation for (i) all CAM, Insurance and Tax Payments received by Seller and all Reimbursable Costs incurred and paid by Seller prior to the Closing Date for which the Seller or the Purchaser is receiving a credit or debit, as applicable, in accordance with this paragraph and (ii) other related expenditures as may be reasonably requested by Purchaser

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6.4 With respect to general and special real estate and other ad valorem taxes and assessments and other state or city taxes, fees, charges and assessments affecting the Property (collectively, “Taxes”), Seller shall have paid all Taxes coming due prior to the Closing Date and Purchaser or its assigns shall pay all Taxes coming due after the Closing Date, including the taxes for the semiannual tax period including the Closing Date. At Closing, Seller shall credit to Purchaser tenant payments to landlord on account of Taxes for the current semiannual tax period as of the Proration Date. Purchaser shall be solely responsible for collection from the tenants of the differential between the estimated monthly amounts paid by tenants and the actual amount of taxes attributable to such tenants for such current semiannual tax period (and thereafter) Taxes. In addition, Purchaser shall be solely responsible for collecting payments from tenants who pay their portion of Taxes only upon presentation of tax bills with respect to such current semiannual tax period (and thereafter) Taxes.

7. TITLE AND SURVEY. Seller shall convey to Purchaser at Closing marketable and insurable fee title to the Real Estate subject only to the Space Leases and the Permitted Exceptions.

7.1 Within thirty (30) days following the execution of this Agreement, Seller shall obtain at its sole cost and expense and deliver to Purchaser an updated ALTA urban survey of the Real Estate and Improvements located on the Seller Parcels (the “Survey”). The Survey shall be in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA and NSPS and shall be sufficient to cause removal of the general survey exception in the Title Commitment. The Survey shall included “Table A” items 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(a), 11(a), 13, 14, 16, 17, 18, 19 and 20(a). Seller shall apply to Chicago Title Insurance Company (the “Title Company”) through their agent in Hartford, CT (Denis Zinolli) for a binding, irrevocable commitment for an ALTA 2006 Owner’s Title Insurance Policy to be issued to Purchaser (the “Title Commitment”) with respect to the Seller Parcels and any easement providing access to such Seller Parcels from public roads through the remainder of the Shopping Center (collectively, the “Access Easement”), in the amount of the Purchase Price, evidencing that Seller owns and can convey valid and marketable fee title to the Seller Parcels and that Purchaser and its successors and assigns shall have free right to use the Access Easement on the terms set forth in the Access Easement, free and clear of all encumbrances except the Space Leases and Permitted Exceptions. Seller shall deliver the Title Commitment, as well as copies of all underlying exception documents, no later than thirty (30) days following the Effective Date. The Survey shall be addressed to Chicago Title Insurance Company, Purchaser and Purchaser’s lender, if any. Any revisions requested by Purchaser or Purchaser’s lender to the Survey to add information not otherwise contained in the Survey as provided above shall be at Purchaser’s sole cost and expense.

7.2 Within five (5) business days after Purchaser's receipt of the last of the Title Commitment and the Survey, Purchaser shall provide Seller with its objections to any adverse matters reflected in the Title Commitment or Survey (the “Title Objections”). In addition, if Purchaser has requested endorsements providing coverage for (a) a perimeter metes and bounds description and contiguity between the parcels which comprise the Real Estate (if comprised of separate parcels) and between the Real Estate and public streets or (b) access from the Real Estate to a public street, or (c) extended coverage over the Title Company's general and/or preprinted exceptions, or (d) zoning with parking and loading dock coverage as provided in ALTA Zoning Endorsement 3.1, or (e) affirmative insurance that easements are not encroached upon by any structures on the Real Estate or that there are no violations of any restrictive covenants or agreements and that no future violation would cause any reversion of title, or (f) a survey endorsement, or (g) arbitration, or (h) separate tax parcel numbers, or (i) REM endorsement (items (a) through (i) are collectively referred to herein as the “Endorsements”), and the title company has refused to grant such coverages, Purchaser shall so inform Seller.

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7.3 Seller at its option (but subject to Section 7.6) shall have a period of fifteen (15) days following receipt of Seller’s notice of Title Objections to remove, correct, cure or satisfy to Purchaser's satisfaction, any Title Objections. Seller shall not be required to remove any Title Objections, provided that notwithstanding the foregoing if any objection consists of a mortgage or other lien or encumbrance in a specified or readily ascertainable dollar amount, Seller shall be required to remove same as provided in Section 7.6. If Seller fails to remove at or prior to Closing any such mortgage or other lien or encumbrance as provided in Section 7.6, Purchaser may, but shall not be obligated to, close title subject to such mortgage , lien or encumbrance with an abatement of the Purchase Price in the amount required to remove same. For purposes of this Article 7, a deed of trust or similar instrument shall be deemed to be a mortgage. In the case of a mortgage affecting an Access Easement, Purchaser agrees that it will not be necessary for the mortgage to be released as to the servient estate burdened by the Access Easement, but that it will be sufficient for the lien of the mortgage to be unconditionally subordinated to the rights under the Access Easement, provided that the same is acceptable to the Title Company to insure access. Seller agrees that it will cause all standard or “preprinted” exceptions to be removed from the final policy at the applicable Seller’s expense, and all requirements shall be marked as satisfied, subject only to Approved Exceptions, and an exception for ad valorem taxes for calendar year 2012 and subsequent years (such modifications, as they may relate to the Real Estate, respectively, the “Policy Modifications”)

7.4 In the event that Seller is unable or (subject to its obligations with respect to mortgages, liens or encumbrances and Policy Modifications set forth herein) elects not, within said fifteen (15) day period, to remove, correct, cure or obtain endorsements (reasonably acceptable to Purchaser) as aforesaid (hereinafter called "title correction"), Purchaser shall have the right at its sole option either (a) to terminate this Agreement, in which event, the Deposit shall be returned to Purchaser, and following such return, neither party shall have any further liability hereunder (except for obligations which by their express terms survive termination), or (b) to accept such state of facts and such title as is disclosed by the Survey and Title Commitment without title correction thereby waiving any rights against Seller with respect thereto, in which case, such matters shall constitute Permitted Exceptions hereunder, provided that there shall nevertheless be an abatement for mortgages or other liens as above set forth, or (c) to extend said 15-day period to remove, correct, cure or satisfy such objection for an additional period of up to fifteen (15) days, at the end of which (if such objections remain unsatisfied) Purchaser shall elect either (a) or (b) above. Said initial election shall be made by Purchaser within ten (10) days following Purchaser's receipt of written notification by Seller that Seller has not been able to or will not obtain title correction. Purchaser shall be deemed to have waived its objections to any exceptions and other adverse title or survey matters reflected in the Title Commitment or Survey received by it if it fails to notify Seller of its objections to same within the Inspection Period, and any such matters shall constitute a part of the Permitted Exceptions.

7.5 In the event that Seller shall undertake title correction as aforesaid, and shall be successful, this Agreement shall continue in full force and effect and Purchaser shall close the transaction contemplated hereby in accordance with the terms hereof. In the event that Seller shall only be partially successful in obtaining title correction, Purchaser shall have the same alternative rights as Purchaser would have in the event Seller had declined to seek title correction (as set forth in the preceding paragraph of this Section). Purchaser shall make its election within ten (10) days after Purchaser's receipt of written notice from Seller to Purchaser of the extent to which title has been corrected.

7.6 If any title objection consists of a mortgage or other lien of a specified or readily ascertainable dollar amount, Seller shall be required to remove the same by payment, by bonding, or causing the Title Company to insure over the same or otherwise, in each case to the reasonable satisfaction of Purchaser.

7.7 Seller shall pay at Closing on the Seller Parcels the premium and work charges due in connection with the issuance of a standard ALTA 2006 owner’s policy in favor of Purchaser providing coverage in the amount of the Purchase Price of the Seller Parcels being sold and with the Policy Modifications requested by Purchaser as well as the Endorsements. Purchaser shall be solely responsible for any additional premium due in connection with any endorsements that Purchaser may request in addition to the Endorsements listed in Section 7.2. Seller shall be responsible for the premiums associated with the Endorsements.

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8. HAZARDOUS WASTES. Seller represents and warrants that, to its actual knowledge, no material data with respect to environmental conditions on, under or affecting the Property exists in its or its attorney’s possession or control that has not been incorporated into the Environmental Reports provided to Purchaser. Except as otherwise stated in the Environmental Reports, to Seller’s knowledge: (I) Seller has complied with all applicable laws, ordinances, regulations, statutes and requirements of any governmental authority relating to the Property and the previous transfer of the Property, (II) there are no violations issued affecting the Property, (III) no Hazardous Materials (including asbestos or lead) have been disposed of, released, manufactured, or stored on the Property other than in the ordinary course of business in connection with the construction of the improvements on the Property and in connection with retail operations on the Property pursuant to the Space Leases, including the operation of a Sam’s Club gas station on the Property, and any such release is not a material violation of applicable laws, rules or regulations, and (IV) except for the underground tanks in connection with the Sam’s Club gas station, which are subject to the indemnities and representations of the applicable Space Lease, there are no underground storage tanks located on the Property. Seller represents and warrants and warrants that during the term of its ownership of the Shopping Center, that none of the Parcels has constituted an “establishment” as defined under Section 22a-134 et seq. of the Connecticut General Statutes (the “Connecticut Transfer Act”). If any of the Seller Parcels is determined to be an “establishment” under the Connecticut Transfer Act as a result of operations conducted during the term of Seller’s ownership of a Parcel, Seller will responsible at its cost (subject to its right of tenant reimbursement, if applicable) for compliance with the requirements of the Act with respect to the Seller Parcels. The provisions of this Section 8 will survive the Closing.

9. COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller covenants, represents and warrants to Purchaser the following with respect to the Seller Parcels, all of which shall be required to be successfully performed or true and correct in all material respects on and as of the Closing Date as a condition precedent to Purchaser's obligations hereunder with respect to the Seller Parcels, and all of which shall survive the Closing. Matters stated to be within the knowledge of Seller shall be matters within the knowledge of David A. Stern or any officer, member or manager of either of Seller’s members.

9.1 Except as provided in Section 16.1, Seller has obtained and will maintain as of the Closing Date all consents required to permit all of the transactions contemplated by this Agreement (including but not limited to the sale of the Property to Purchaser) and required under any partnership agreement, shareholder agreement, limited liability company agreement, covenant or other agreement concerning it or to which it is a party or by any law or regulations, and the sale of the Property does not require (i) the consent or approval of any public or private authority which has not already been obtained by Seller, or (ii) a subdivision in order to comply with the subdivision regulations of the authorities having jurisdiction; or if required it will be obtained by Seller prior to the Closing of the sale and purchase of the Property. The Seller Parcels at the time of Closing will be a separate tax lot and will be a separate legal parcel at the time of Closing subdivided in accordance with applicable laws.

9.2 Seller has not received notice from any governmental authority, mortgagee, tenant, insurer or other party with respect to the Seller Parcels (i) that either the Real Estate or the use or operation of the Shopping Center on the Seller Parcels is currently in violation of any zoning, environmental or other land use regulations, and to Seller's knowledge no such notice has been issued; (ii) that Seller is currently in violation or with the passage of time will be in violation of the requirements of any ordinance, law or regulation or order of any government or any agency, body or subdivision thereof (including, without limitation, the local building department) or the recommendations of any insurance carrier or Board of Fire Underwriters affecting the Shopping Center on the Seller Parcels, or that any investigation has been commenced, or is contemplated, regarding any such possible violation; or (iii) asserting that Seller is required to perform work at the Shopping Center on the Seller Parcels and to Seller's knowledge no such notice has been issued. If Seller receives such a notice or a violation is issued or filed prior to Closing, Seller shall promptly notify Purchaser and shall promptly cure or shall request the applicable tenant to cure any violation, and in the event that such cure would require an alteration of or addition to the Real Estate or Personal Property or otherwise require an expenditure to cure the violation, the cost of which to be paid by Seller would exceed one (1%) percent of the Purchase Price for the Property, then Seller and Purchaser shall have

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the benefit of the provisions contained in Section 10.2. Notwithstanding the foregoing, Seller shall have the right to contest any violation if the same does not delay the Closing and if the violation is cured or removed prior to the Closing.

9.3 As of the date of this Agreement there is no pending litigation or condemnation proceeding brought by or against Seller or affecting the Property (including, without limitation, the Real Estate and the Space Leases) or the operation of the Property (including without limitation any bankruptcy proceedings of existing Space Lease tenants) except as set forth on Exhibit 5. Seller has no knowledge of any other such threatened litigation which might result in a judicial or equitable mortgage against the Real Estate, or gives rise to a set-off or defense to any tenant under the Space Leases, or prevents the transactions provided for herein, or which might result in a consummation of judgment against Purchaser. If Seller is served with process or receives notice that litigation may be commenced against it, Seller shall promptly notify Purchaser.

9.4 Attached hereto as Exhibit 3 is a rent roll showing all Space Leases affecting the Property. The information contained in Exhibit 3 is true, accurate and correct in all material respects and, with respect to such rent roll and Space Leases: (i) The Space Leases described in Exhibit 3 comprise all the Space Leases existing on the date of this Agreement and each is in full force and effect; (ii) no Space Lease has been modified or supplemented except as set forth on Exhibit 3; (iii) all rent and other payments due under the Space Leases as of the date hereof have been paid in full; (iv) no rent has been paid more than one month in advance by any tenant, there are no deposits, and no tenant is entitled to any “free rent” period, defense, credit, allowance or offset against rental except as expressly set forth in the Space Leases; (v) the information set forth in Exhibit 3 is true, correct and complete; (vi) to Seller's knowledge, there is no default of either landlord or tenant under any of the Space Leases, and no state of facts which with notice and/or the passage of time would ripen into a default, except as set forth on Exhibit 3; (vii) there are no persons or entities entitled to possession of the Seller Parcels on the date of this Agreement other than tenants under Space Leases, or parties exercising rights under recorded easements in effect on the date of this Agreement; (viii) no work or installations are required of Seller except as specified in the Space Leases, and in any case Seller has fully completed all work, installations or tenant improvements specified in any Space Lease to be the responsibility of the landlord; (ix) Seller has paid all tenant construction allowances under any Space Leases of the Property; (x) there are no leasing commissions due nor will any become due in connection with any Space Lease or the renewal thereof, and no understanding or agreement exists in regard to payment of any leasing commissions or fees for future Space Lease;. (xi) Seller will not enter into any agreement to pay any broker a commission in connection with a future Space Lease without Purchaser’s prior knowledge and consent; and (xii) Seller has delivered true and complete copies of the Space Leases in effect on the date hereof to Purchaser.

9.5 Seller will pay or cause to be paid all general, special and betterment assessments on the Property which are due and payable prior to the date of Closing. To Seller’s actual knowledge, there is no notice of reassessment involving the Property as of the date hereof.

9.6 There are not now and will not be on the date of Closing any agreements or understandings relating to the Property that would be binding on the Purchaser or in any way encumber the Property, except for the Permitted Exceptions, the Space Leases, the Sign Lease, the REAs, the Master ECR and assumed Service Contracts applicable to the Property.

9.7 The list of and information with respect to Service Contracts in Exhibit 4 is true and complete as of the date of this Agreement. To Seller's knowledge, there is no material default, or event that with notice or lapse of time or both would constitute a material default, by any party to any Service Contract. Seller has received no notice prior to the date of this Agreement that any party to any Service Contract intends to cancel or terminate such agreement. Seller shall not enter into any new Service Contract affecting the Property or any portion thereof or the use thereof, or modify any existing Service Contract, which would survive the Closing, without the prior written consent of Purchaser which consent prior to the expiration of the Inspection Period will not be unreasonably withheld, conditioned or delayed and which consent after the expiration of the Inspection Period shall be in Purchaser’s sole and absolute discretion. Upon the request of the Purchaser, any Service Contract that Purchaser desires to have terminated prior to Closing shall be so terminated by Seller at Seller’s sole cost and expense.

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9.8 Exhibit 6 constitutes a list of all of the permits and authorizations in Seller's possession or control in effect as of the date of this Agreement with respect to the Seller Parcels (including but not limited to certificates of occupancy). All permits and authorizations with respect to the Seller Parcels now in effect will be in full force and effect as of and, to the extent assignable, will be delivered to Purchaser on the date of Closing. Pending applications, if any, will not be withdrawn or permitted to lapse without Purchaser's consent, and Seller shall promptly notify Purchaser of all pending applications.

9.9 True and complete copies of the most recent real property tax bill(s) for the Seller Parcels (which include bill[s] for all real estate taxes from all municipal authorities assessing same) are annexed as Exhibit 7, together with a real estate tax history for the last five (5) years. No tax reduction proceedings are pending or outstanding with respect to the Seller Parcels. There are no special assessments or betterment assessments (whether payable in installments or otherwise) applicable to the Real Estate and no tenant is entitled to any refund of any tax or other payment by reason of tax reduction proceedings affecting current or prior years.

9.10 Seller will use its best efforts to assure that, and it is an express condition to Purchaser’s obligation to close, that all permits and authorizations necessary to be held by the landlord under the Space Leases of the Property will be in full force and effect as of the date of Closing. Seller makes no representations or warranties concerning any licenses and permits required to be held by a tenant under a Space Lease in connection with the tenant’s operations pursuant to a Space Lease.

9.11 No property other than the Real Estate included in the Property is included in the tax assessment of the Real Estate, and there are no unpaid assessments for utility installations.

9.12 Seller does not have any employees. Purchaser shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with respect to any management or employment agreements with respect to the Property. Seller does not own, lease, hold or operate any material business other than ownership and operation of the Property.

9.13 Seller will verify at Closing that it has no actual knowledge of any material defects in the improvements on the Property on the Closing. Such statement shall be limited to Seller’s actual knowledge, and shall not impose any duty or obligation to conduct any investigation with respect thereto. At Closing, Seller will assign to Purchaser all warranties and guaranties relating to any work performed by Seller, or on Seller’s behalf, to the extent assignable. If assignment requires any consent, Purchaser and Seller will cooperate to obtain such consent. Purchaser shall be responsible for paying the costs of obtaining such assignment.

9.14 Except as provided in Section 16.1, the persons or parties signing this Agreement on behalf of Seller have the power and authority to enter into this Agreement, to bind Seller to the provisions hereof and to comply with the obligations of Seller hereunder.

9.15 Seller is Connecticut limited liability company, duly organized, validly existing and in good standing in the State of Connecticut. Except as provided in Section 16.1, the execution, delivery and performance of this Agreement by Seller has been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable against Seller in accordance with its terms. Seller has the ability to pay its debts when due and no insolvency proceedings are pending or threatened by or against Seller.

9.16 Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will conflict with, result in a breach of or constitute (with or without the giving of notice or the passing of time, or both) a default under, or otherwise adversely affect any Space Lease, REA, or any other contract, agreement, instrument, license or undertaking to which Seller or any of its affiliates is a party or by which any of them or any of their respective properties or assets is or may be bound or that relates to the Property in any respect or violate any restrictions to which Seller or the Property is subject.

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9.17 No tenant under a Space Lease or any party under an REA or person other than Purchaser or its assigns has any option, right of first refusal or other right to purchase the Property or any part thereof or interest therein that has not been fully waived with respect to the sale of the Property to Purchaser under this Agreement. Sam’s Club retains a right of first refusal with respect to future transactions, as provided in Section 22 of the Sam’s Club Lease.

9.18 All construction and/or maintenance work required to be performed by Seller by the terms of any Space Lease, or to the best of its knowledge, by any building, zoning or other law, ordinance or regulation affecting the Seller Parcels, including without limitation any roadway and utility line construction on the Seller Parcels has been satisfactorily completed and accepted by the tenants under such Space Leases(s) and there are and will be no charges, liens or assessments against the Property or Purchaser for any of same that are not discharged or cured as provided herein.

9.19 To Seller’s knowledge, each REA affecting the Property is in full force and effect and has not been modified or supplemented except as set forth in a recorded instrument included in the initial Title Commitment. To Seller’s knowledge, there is no default under any such REA of either Seller or any party or owner of rights under an REA, and no state of facts which with notice and/or the passage of time would ripen into a default. To Seller’s knowledge, no unperformed work or installations or unpaid amounts is required of or due from Seller under any REA affecting the Property. To Seller’s knowledge, the Sign Lease is in full force and effect and has not been modified or supplemented except as set forth in a recorded instrument included in the initial Title Commitment. To Seller’s knowledge, there is no default under the Sign Lease of either Seller or any party or owner of rights under the Sign Lease, and no state of facts which with notice and/or the passage of time would ripen into a default. To Seller’s knowledge, no unperformed work or installations or unpaid amounts is required of or due from Seller under the Sign Lease. Seller has provided Purchaser with true and complete copies of the REAs and Sign Lease and all correspondence related thereto.

9.20 There are no security deposits in connection with any of the Space Leases.

9.21 Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At Closing, Seller shall deliver to Purchaser a FIRPTA affidavit in form and substance acceptable to Purchaser.

9.22 To Seller’s actual knowledge, all documents and agreements delivered to Purchaser by Seller are true, complete and accurate in all material respects.

9.23 Seller shall maintain through the completion of the Closing, rent loss insurance covering the rent and all other sums payable under the Space Leases.

At Closing, Seller shall deliver to Purchaser a certificate reconfirming that the foregoing representations are true, correct and complete in all material respects as of the date of Closing.

Except as otherwise expressly set forth herein, all representations of Seller with respect to the Property shall survive the Closing for a period of three years following the Closing date.

10. DAMAGE, DESTRUCTION OR REQUIRED ALTERATION OR ADDITION.

10.1 Prior to Closing, in the event of any damage to or destruction of all or part of the Real Estate (notice of which shall be given to Purchaser by Seller as soon as practicable following its occurrence) forming part of the Property not yet conveyed to a Purchaser, then Seller shall promptly request the applicable tenant pursuant to its Space Lease to repair or replace such damage or destruction, except that if the cost of such repair or replacement exceeds five (5%) percent of the Purchase Price of the Property, or the damage would take more than sixty (60) days following the scheduled Closing Date to repair or rebuild, then in any such case (i) Purchaser shall have the right to terminate this Agreement by giving Seller written notice of its intention to do so, such notice by Purchaser to Seller to be given not later than five (5) days after Purchaser shall have received the notice from Seller of such aforesaid occurrence, (in which event, the Deposit shall forthwith be returned to Purchaser, and upon such return of the Deposit this Agreement shall terminate); or (ii) if Purchaser elects not to terminate this Agreement, this Agreement shall continue in full force and effect

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except that at Closing Purchaser shall receive a credit in the amount of the casualty proceeds actually received by Seller and Purchaser shall be assigned all rights of Seller to collect casualty insurance proceeds for such loss, as well as all rights to receive all loss of rent insurance proceeds for periods from and after Closing, and Purchaser shall receive a credit for the amount of any such insurance paid to Seller with respect to any rent period following the Closing.

10.2 In the event that any governmental authority having jurisdiction of all or part of the Property notifies Seller before the Closing that some alteration of or addition to the Real Estate is required to be made by law, rule or regulation (notice of which shall be given to Purchaser by Seller as soon as practicable after its receipt) or otherwise requires a cure of a violation, which in each case is not the exclusive responsibility of a tenant under a Space Lease, then Seller shall promptly undertake such alteration or addition or cure specified in such notice and shall accomplish the same before the date of Closing; provided, however, that if the cost of such alteration or addition or cure shall exceed the sum of five (5%) percent of the Purchase Price, then in such event Seller may either elect to pay the entire cost and cure the same before the Closing or may decline to undertake the same, in which event Purchaser shall have the option, exercisable within fifteen (15) days following notice from Seller of the requirement and Seller's refusal to comply therewith, (i) to terminate this Agreement by giving Seller notice thereof, in which event, the Deposit shall forthwith be returned to Purchaser, whereupon this Agreement shall terminate); or (ii) to proceed with the Closing, in which event the Purchase Price shall be reduced by the actual amount necessary to cure up to the maximum sum of five (5%) percent of the Purchase Price. If such notice is not timely given by Purchaser, Purchaser will be deemed to have elected option (ii).

11. EMINENT DOMAIN.

Seller represents it knows of no eminent domain proceedings affecting or threatened against the Seller Parcels or the Shopping Center as of the date hereof. In the event that any eminent domain proceedings affecting the Property or adversely affecting an easement granting access or services to the Property shall be threatened, contemplated, commenced or consummated prior to the Closing (notice of which shall be given to Purchaser by Seller as soon as practicable after receipt by Seller), Purchaser shall have the right to terminate this Agreement, by written notice given to Seller within fifteen (15) days after Seller has given Purchaser the aforesaid notice, in which event the Deposit shall forthwith be returned to Purchaser, whereupon this Agreement shall terminate. If this Agreement is not so terminated, Seller at Closing shall assign to Purchaser its entire right, title and interest in and to any award, and shall give Purchaser a credit for any award it receives at any time.

12. PURCHASER'S CONDITIONS TO CLOSING.

Purchaser's obligation to purchase the Property at Closing and to pay the Purchase Price is expressly conditioned upon the following (unless waived by Purchaser in its sole absolute discretion) (the “Closing Conditions”), and if all these conditions are not satisfied at the Closing (as the same may be extended as provided herein) and prior to the Closing Date Deadline for the Property, Purchaser may terminate this Agreement, in which event the Deposit shall forthwith be returned to Purchaser. Upon such termination all obligations of Purchaser and Seller (other than those that expressly survive termination) under this Agreement shall terminate, and the parties shall have no rights or obligations with respect thereto:

12.1 Seller's warranties and representations set forth herein shall be true and correct in all material respects as of the date of Closing and Seller shall have performed each and all of its covenants and agreements hereunder within the time provided.

12.2 At least five (5) business days prior to the end of the Inspection Period, Seller shall have delivered to Purchaser estoppel certificates in the form and substance of Exhibit 8, from all Space Tenants and in the form of Exhibit 13 from the responsible party(s) under the REAs, none of which estoppels claim a default by Seller, and in each case, dated no more than thirty (30) days prior to the Closing Date. Under the Sam’s Club Lease, Sam’s Club has thirty days to provide a requested certificate. Under the LA Fitness Lease, LA Fitness has ten (10) days to provide a requested certificate. Seller will request such certificates within two (2) business days following the Effective

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Date. If either certificate reflects that Seller is in default, or is required to perform a repair, resulting in Seller’s inability to deliver the certificate providing the confirmations required under the first sentence of this Section 12.2, the Inspection Period shall be automatically extended for a fifteen (15) business day period to provide Seller with an opportunity to rectify such matters.

12.3 There shall have been no material breach on the part of Seller of any covenants set forth in Section 5.

12.4 No Space Leases existing on the date of this Agreement on the Property to be purchased shall have been terminated or canceled or the premises demised thereby surrendered; nor shall any such tenant(s) have ceased operating business at the Property, be in arrears for rent for a period of greater than a month, or given Seller a notice of its intent to cease operating; nor shall any tenant(s) have filed for protection under the United States Bankruptcy Act.

12.5 Subject only to payment of its premiums for same, the Title Company shall be prepared to issue at Closing (or prepared to unconditionally commit to issue at Closing, with no “gap”) its title policy in the required form (including all endorsements) set forth in Article 7, with all Policy Modifications and Endorsements and subject only to the Permitted Exceptions.

12.6 The tenants shall be occupying their demised premises under their Space Lease and shall be operating a retail facility on the leased premises on the Closing Date, and such Space Lease shall remain in effect as of the Closing Date.

12.7 ANICO shall have granted its consent to this Agreement and the sale of the Property hereunder.

13. ASSIGNMENT; DESIGNATION OF GRANTEES.

13.1 Purchaser shall have the right to assign this Agreement and all of its rights under this Agreement to any person or entity provided that upon such assignment any such assignee shall, in writing, affirmatively assume all obligations of Purchaser hereunder. The assignment of this Agreement shall not serve to release Purchaser from any liabilities hereunder.

13.2 Seller shall not assign its rights or its interest in and to this Agreement; nor shall Seller be deemed to be discharged of any of its duties hereunder as a result of any assignment or of any delegation by Seller of any such duties.

14. THE CLOSING.

14.1 The Closing of the sale and purchase of each Property shall be through the delivery of closing documents to the Escrow Agent on or before the Closing Date. Closing may be conducted in escrow. The Closing shall occur on the second (2nd) business day following the end of the Inspection Period, unless extended by mutual written agreement or as needed to provide Seller with additional time to cure title objections as provided in Section 7.7, or upon such earlier date as may be mutually approved by Seller and Purchaser.

14.2 At Closing on the Property, Purchaser shall pay the Purchase Price adjusted in accordance with the relevant provisions of this Agreement; and Purchaser shall execute and deliver such other instruments as Seller may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement.

14.3 At Closing on the Property, Seller shall execute and/or deliver to Purchaser the following:

14.3.1 A special warranty deed in proper recordable form, duly executed by Seller in the form of deed attached hereto as Exhibit 12 and conveying to Purchaser fee simple ownership of the Property Real Estate free and clear of all liens, encumbrances and leases except for the Space Leases, REAs, and other Permitted Exceptions included in Purchaser’s final title policy.

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14.3.2 A bill of sale for a consideration of $10.00 conveying the Personal Property (if any) included in the Property from Seller to Purchaser free of all liens, encumbrances and leases except for Permitted Exceptions.

14.3.3 An Assignment Agreement (in the form of Exhibit 9) by which Seller assigns to Purchaser all of Seller's right, title and interest, free and clear of all liens, encumbrances and claims, in and to the Space Leases of the Property.

14.3.4 A General Assignment (in the form of Exhibit 10) by Seller to Purchaser of all of Seller's right, title and interest, free and clear of all liens, encumbrances and claims, in and to (i) all Service Contracts set forth in Exhibit 4 (if any) (to the extent, if any, assignable, and related to the Property), (ii) all guarantees and warranties relating to the Property (to the extent, if any, assignable), and (iv) all permits or licenses used in connection with the operation of the Shopping Center on the Seller Parcels.

14.3.5 The certificate reconfirming the representations provided for in Article 9.

14.3.6 Notices to tenants (in form attached hereto as Exhibit 11) advising them of the transfer of the Seller Parcels to Purchaser and directing payment of rent and other charges to Purchaser or its designated representative.

14.3.7 Such affidavits; “mechanic’s lien”, “gap”, “parties in possession” or other Seller indemnities; evidence of authority; releases of liens; or other instruments as the Title Company may reasonably request to issue a title policy satisfactory to Purchaser in accordance with Article 7.

14.3.8 Such other instruments as Purchaser may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement.

14.3.9 Possession of the Real Estate and Personal Property included in the Property, subject only to possessory rights of tenants under Space Leases and parties under the REAs and Permitted Exceptions, with all keys; and Seller shall also deliver, to the extent relating to the Property being sold and in Seller’s possession, original signed instruments of all Space Leases, Service Contracts, permits, licenses, sepias, drawings, plans and specifications (to the extent in the possession or control of Seller), accounting records, tenant correspondence, and other files relevant to the Purchaser's future operation of the Shopping Center.

14.3.10 All estoppel certificates referred to in Section 12.2 for the Space Leases of the Property and the REAs in the forms required and permitted in said Section.

14.3.11 FIRPTA affidavit in form reasonably satisfactory to Purchaser to the effect that Seller is not a "foreign person."

14.3.12 A rent roll certified to Purchaser as being complete, accurate and correct and containing the same type of information found in Exhibit 3 but updated to the date of the Closing.

(b) At Closing, Seller shall cause the Title Company to issue to Purchaser a 2006 ALTA Owner’s Title Insurance Policy insuring Purchaser’s fee simple title in the Property Real Estate subject to the Permitted Exceptions and the Space Leases and containing the Endorsements. The costs of such premium shall be allocated as provided in Section 7.7.

14.4 Each party shall pay its own legal fees and travel and lodging expenses in connection with this transaction. Seller shall pay at Closing any and all transfer, conveyance, deed, recording and/or documentary stamp taxes or similar taxes or charges relating to, or with respect to, the conveyance and transfer of the Property and release of any liens and indebtedness encumbering the Property. Seller and Purchaser shall equally share the escrow closing costs of the Title Company.

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14.5 At Closing, Purchaser shall deliver the following: (i) an acceptance of the FIRPTA affidavit; (ii) the Purchaser’s portion of the settlement statement; (iii) an Assignment in the form of Exhibit 9; and (iv) the remaining portion of the Purchase Price after accounting for the Deposit and adjustments as provided herein.

15. BROKERS. Purchaser and Seller each represents and warrants that it dealt with no broker or finder in connection with this transaction other than Rick Kaiser of Cohen & Co. (the "Broker"), whose commission Seller agrees to pay pursuant to separate written agreement; and each agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney's fees, the indemnified party may incur arising by reason of the above representations being false. The provisions of this Article 15 shall survive Closing.

16. ANICO CONSENT. American National Insurance Company, in its capacity as mortgagee of the Real Estate, and as a member of Seller, must grant its consent to any sale of the Property. Seller will undertake to obtain such consent no later than thirty (30) business days following Purchaser’s execution of this Agreement. Seller will notify Purchaser if it is unable to obtain ANICO’s consent by such deadline. If ANICO has failed to grant its consent by such deadline, Seller and Purchaser each reserves the right to terminate this Agreement by written notice to the other party on or before the commencement of the Inspection Period. If either party terminates this Agreement pursuant to this Section 16.1, the entire Deposit will be returned to Purchaser and all rights and obligations of the parties under this Agreement following the return of the Deposit shall terminate in their entirety.

17. NOTICES. All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by registered or certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:

To Purchaser:

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: Lou Quilici

(630) 218-4925

quilici@inlandgroup.com

With a copy to:

H. Dan Bauer, Esq.

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

dbauer@inlandgroup.com

To Seller:

Newington-Berlin Retail, LLC

c/o Realm Realty

900 Town and Country Lane, Suite 210

Houston, Texas 77024

Att: David A. Stern

dstern@realmrealty.com

with a copy to

Thomas P. McAlister, Vice President and General Counsel

Realm Realty

909 Poydras St.

27th Floor

tmcalister@realmrealty.com

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with an additional copy to:

Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.C.

909 Poydras Street - 27th Floor

New Orleans, Louisiana 70112-1033

Att: Robert P. Thibeaux, Esq.

rthibeaux@shergarner.com

To Escrow Agent:

Chicago Title Insurance Company

Attention: Denise Zinolli

10 Columbus Boulevard

Hartford, CT 06106.

Phone (860) 249-1661

Fax (860) 246-9484

Denise.Zinolli@ctt.com

or such other address as such party shall hereafter have specified by Notice given by the same means. Any Notice shall be deemed given when delivered one day after it is deposited with the carrier delivering same, delivery charges prepaid, and properly sealed and addressed. Any Notice delivered by e-mail delivery shall be deemed received upon the date of transmission provided such transmission occurs before 4:00 PM Eastern Time on a Business Day, otherwise delivery shall be deemed completed on the next succeeding business day. Any Notice may also be given by telecopier to the above numbers provided that a “hard copy” of such notice is sent within one (1) business day after such telecopier transmission in the manner above set forth; and in the case of notice by telecopier (with confirmation sent as aforesaid), notice shall be deemed given upon electronic confirmation of receipt. . Notice from a party’s attorney shall be deemed notice from such party and notice to a party’s attorney as listed in this Agreement shall be deemed notice to such party.

18. GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Connecticut.

19. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto. This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or except as otherwise expressly provided herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

20. SURVIVAL. This Agreement, and all provisions hereof, shall survive the Closing and continue in full force and effect thereafter (except as such survival may be expressly limited herein).

21. TITLES AND HEADINGS. Titles and headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

22. ATTACHMENTS. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is hereby incorporated in this Agreement by this reference.

23. FURTHER ASSURANCES. Seller and Purchaser each agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale or any other agreement contained herein in the manner contemplated hereby.

24. MISCELLANEOUS. This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators and, subject to the provisions of this Agreement, the permitted assigns of the parties hereto. All references to "Sections" and "Articles" shall be deemed to be references to Sections and Articles of this Agreement unless otherwise indicated or unless the context otherwise requires.

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25. Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

26. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

27. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

28. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

29. Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

30. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment shall pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 30 shall survive Closing or any earlier termination of this Agreement.

31. RULES OF CONSTRUCTION. The provisions of this Agreement shall be construed, in all respects, without reference to any rule or canon requiring or permitting the construction of provisions of documents against the interest of the party responsible for the drafting of the same, it being the intention and agreement of the parties that this Agreement be conclusively deemed to be the joint product of both parties and their counsel.

IN WITNESS WHEREOF, Seller, Purchaser and Escrow Agent have executed this Agreement as of the day and year first above written.

WITNESSES:	SELLERS

NEWINGTON-BERLIN RETAIL, LLC

By: /s/ David A. Stern
Name: David A. Stern
Title: Authorized Representative

[SIGNATURES CONTINUED ON NEXT PAGE]

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WITNESSES:	PURCHASER:
INLAND REAL ESTATE ACQUISITIONS, INC.

By: /s/ Lou Quilici
Name: Lou Quilici
Title: Senior Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

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WITNESSES:	ESCROW AGENT:
CHIGAGO TITLE INSURANCE CORPORATION

/s/ Sharon H. Quirk	By:	/s/ Denise Zinolli
	Name:	Denise Zinolli
/s/ Barbara H. Plummer	Title:	VP / Office Manager

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SCHEDULE OF EXHIBITS

Exhibit 1 Plan

Exhibit 2 Description of Seller Parcels

Exhibit 3 Schedule of Space Leases with Rent Roll

Exhibit 4 Schedule of Service Contracts

Exhibit 5 Litigation

Exhibit 6 Copies of Permits and Authorizations

Exhibit 7 Tax Bills

Exhibit 8 Form of Tenant Estoppel Certificate

Exhibit 9 Form of Assignment of Space Leases

Exhibit 10 Form of Assignment of Service Contracts, Trade Names, Logos, Permits and Licenses

Exhibit 11 Form of Notice to Space Lease Tenants

Exhibit 12 Form of Special Warranty Deed

Exhibit 13 Schedule of Easements

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REINSTATEMENT OF PURCHASE AND SALE AGREEMENT

THIS REINSTATEMENT OF PURCHASE AND SALE AGREEMENT ("rEINSTATEMENT") is entered into as of October 23, 2012, by and between NEWINGTON-BERLIN RETAIL, LLC, a CONNECTICUT limited liability company ("Seller") and INLAND REAL ESTATE ACQUISITIONS, INC., aN ILLINOIS corporation (“Purchaser").

R E C I T A L S:

A. Purchaser and Seller entered into that certain Purchase and Sale Agreement with an Effective Date of May 9, 2012 regarding the Property located at 3563 and 3465 Berlin Turnpike, Newington, Connecticut (“Agreement”).

B. Seller and Purchaser desire to reinstate and amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for the mutual covenants and benefits and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser agree to reinstate and amend the Agreement as follows:

1.	All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
2.	Seller and Purchaser agree that the Agreement is hereby reinstated and as a material inducement to Purchaser’s agreement to so reinstate the Agreement and to enter into this Reinstatement, Seller has agreed to make the following amendments to the Agreement:
a. The Inspection Period shall be extended through the 30th day following the execution of this Reinstatement by the last of Purchaser and Seller and delivery of a copy to the other party;
b. The Closing Date shall be on the 10th day following the expiration of the Inspection Period; provided Purchaser has not terminated the Agreement during the Inspection Period;
c. As a condition to Purchaser’s obligation to close:
(i) The Sam’s Club Lease shall be amended in the form of amendment attached hereto, which has been reviewed and approved by Purchaser (the “Sam’s Club Amendment”);

(ii) Seller shall obtain and provide to Purchaser and its lender, updated estoppels from the tenants addressed to Purchaser and its lender, describing no defaults under the applicable lease and dated no earlier than 30 days prior to closing; and

(iii) The ANICO consent must still be effective upon the Closing Date; and

(iv) Seller must cooperate with Purchaser in the audit of the operations of the Property and execute an audit letter substantially in the form attached hereto as Exhibit “X”

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3.       Purchaser confirms that it is satisfied with the form and content of the leases, as amended prior to this Reinstatement, and will require no further changes with respect thereto, or in connection with any easement agreement, other than the Sam’s Club Amendment as set forth above.

4.	Except as specifically set forth herein, all terms and conditions of the Agreement shall remain unaltered and in full force and effect and the parties expressly ratify and confirm the Agreement as modified and amended herein. The Agreement may be further amended or supplemented only by an instrument in writing executed by both parties. If there is a contradiction between the terms of the Agreement and this Reinstatement, then the terms of this Reinstatement shall control.
5.	This Reinstatement shall be interpreted in accordance with the laws of the State of Connecticut.
6.	This Reinstatement may be executed in separate counterparts, each of which shall be deemed an original and all of which, collectively, shall comprise one and the same instrument. The parties agree that those signatures and initials transmitted by facsimile or e-mail pdf will be acceptable and may be treated as originals, and that the final Reinstatement containing all signatures and initials may be executed partially by original signature and partially by facsimile or e-mail pdf.
7.	This Reinstatement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Reinstatement as of the date first set forth above.

SELLER: PURCHASER:

NEWINGTON-BERLIN RETAIL, LLC, a Connecticut limited liability company By: /s/ David A. Stern Name: David A. Stern Title: Authorized Signatory	INLAND REAL ESTATE ACQUISITION, INC., an Illinois corporation By: /s/ Lou Quilici _________ Lou Quilici, Senior Vice President

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INLAND REAL ESTATE ACQUISITIONS, INC.

2901 Butterfield Road

Oak Brook, Illinois 60523

November 13, 2012

Newington-Berlin Retail, L.L.C.

c/o Realm Realty

900 Town and Country Lane, Suite 210

Houston, Texas 77024

Attention: David A. Stern

dstern@realmrealty.com

Via UPS Overnight Service

RE:     Purchase and Sale Agreement between Newington-Berlin Retail, L.L.C., as Seller and Inland Real Estate Acquisitions, Inc., as Purchaser, dated the 9th day of May, 2012, as amended, and as reinstated by that certain Reinstatement Of Purchase And Sale Agreement between the parties (collectively the “Contract”) for the purchase and sale of the Sam’s Club and L.A. Fitness properties.

Dear Mr. Stern:

This correspondence shall serve as Inland Real Estate Acquisitions, Inc’s request to extend the Inspection Period through 5 PM Central Time on December 28, 2012 and the Closing Date until January 4, 2013. To acknowledge Seller’s consent to such extensions, please execute this correspondence and return it to the undersigned. In the event that the Seller is not willing to so extend such dates, then this letter shall serve as Inland Real Estate Acquisitions, Inc’s election to terminate the above Contract pursuant to its’ right to do so under Section 5.4.1 thereof, and a demand for the return of the Deposit.

Sincerely,

Newington-Berlin Retail, LLC INLAND REAL ESTATE ACQUISITIONS, INC.,

an Illinois corporation

By:__ /s/ David A. Stern ___________ By: _/s/ Louis Quilici ____________________

Louis Quilici, Senior Vice President

cc:           Thomas P. McAlister, Vice President and General Counsel

c/o Realm Realty

909 Poydras Street, 27th Floor

New Orleans, Louisiana 70112-1033

Via UPS Overnight Service and Email: tmcalister@realmrealty.com

Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.C.

909 Poydras Street, 27th Floor

New Orleans, Louisiana 70112-1033

Attention: Robert P. Thibeaux, Esq.

Via UPS Overnight Service and Email: rthibeaux@shergarner.com

Chicago Title Insurance Company

Attention: Denise Zinolli

10 Columbus Boulevard

Hartford, Connecticut 06106

Via UPS Overnight Service and Email: Denise.Zinolli@ctt.com

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AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Amendment") is entered into as of December 27, 2012, by and between NEWINGTON-BERLIN RETAIL, LLC, a CONNECTICUT limited liability company ("Seller") and INLAND REAL ESTATE ACQUISITIONS, INC., aN ILLINOIS corporation (“Purchaser").

R E C I T A L S:

A. Purchaser and Seller entered into that certain Purchase and Sale Agreement with an Effective Date of May 9, 2012 regarding the Property located at 3563 and 3465 Berlin Turnpike, Newington, Connecticut (as amended and reinstated, “Agreement”).

B. Seller and Purchaser desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for the mutual covenants and benefits and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser agree to reinstate and amend the Agreement as follows:

1.	All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2.      Seller and Purchaser agree that to compensate Purchaser for anticipated maintenance costs, at Closing, Seller shall provide to Purchaser a credit against the Purchase Price equal to $300,000.00.

3.	Except as specifically set forth herein, all terms and conditions of the Agreement shall remain unaltered and in full force and effect and the parties expressly ratify and confirm the Agreement as modified and amended herein. The Agreement may be further amended or supplemented only by an instrument in writing executed by both parties. If there is a contradiction between the terms of the Agreement and this Amendment, then the terms of this Amendment shall control and prevail.
4.	This Amendment shall be interpreted in accordance with the laws of the State of Connecticut.
5.	This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which, collectively, shall comprise one and the same instrument. The parties agree that those signatures and initials transmitted by facsimile or e-mail pdf will be acceptable and may be treated as originals, and that the final Amendment containing all signatures and initials may be executed partially by original signature and partially by facsimile or e-mail pdf.
6.	This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Agreement.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

SELLER: PURCHASER:

NEWINGTON-BERLIN RETAIL, LLC, a Connecticut limited liability company By: /s/ David A. Stern Name: David A. Stern Title: Authorized Signatory	INLAND REAL ESTATE ACQUISITION, INC., an Illinois corporation By: /s/ Lou Quilici ___________ Lou Quilici, Senior Vice President

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